EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Clearly Canadian Beverage Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3/A (relating to the resale of an aggregate 6,397,042 common shares without par value of the company) of our report dated June 12, 2006 relating to the consolidated financial statements of Clearly Canadian Beverage Corporation for the years ended December 31, 2005 and 2004, which appears in the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2005.

We also consent to the reference in the Registration Statement on Form F-3/A of our Firm under the heading “Experts”.

/s/ UHY LDMB Advisors Inc.

UHY LDMB Advisors Inc.
Chartered Accountants
Langley, British Columbia
February 12, 2008